Exhibit 99.1
Brightpoint Announces Completion of Five Year $450,000,000 Senior Secured Revolving Credit Facility
INDIANAPOLIS — November 23, 2010 – Brightpoint, Inc. (Nasdaq: CELL), a global leader in providing supply chain solutions to the wireless industry, today announced the successful refinancing of its global credit agreement. As part of the refinancing, Brightpoint:
•	Amended its existing global credit agreement to increase total borrowing capacity to $450 million (previous agreement included approximately $96 million in term loan and $300 million of revolver for a total capacity of approximately $400 million)

•	Pre-paid all prior outstanding term debt obligations of approximately $96 million and increased the revolver from $300 million to $450 million

•	Extended the term of the agreement to November 2015

•	Negotiated an interest rate of 2.75% over LIBOR or approximately 3.00% (with 30-day LIBOR at approximately 0.25%)
The amended facility provides Brightpoint with enhanced flexibility to deploy capital globally in pursuit of its strategic initiatives. The Company replaced its term debt with additional capacity under the revolver, so the amended facility is comprised exclusively of a revolver. The interest rate contemplated under the amended facility is approximately 1.50% greater than the previous facility. Had the terms of the amended facility been in place since the beginning of 2010, interest expense would have been approximately $4 million higher.
“We are extremely pleased with the results of our refinancing and appreciate the support of our lenders,” said Anthony W. Boor, Executive Vice President, Chief Financial Officer and Treasurer, Brightpoint, Inc. “The successful extension of our existing credit facility and added borrowing capacity will provide Brightpoint with sufficient liquidity to fund our strategic and growth initiatives for the next several years.”
Bank of America, N.A. served as administrative agent with participation by a group of major U.S. and international lending institutions.
Further details regarding the amendment to the global credit agreement are available in the Current Report on Form 8-K which the Company filed with the Securities and Exchange Commission on November 23, 2010.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing supply chain solutions to leading stakeholders in the wireless industry. In 2009, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,700 employees in more than 25 countries. In 2009, Brightpoint generated revenue of $3.2 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.
Contact
Brightpoint, Inc.
Anthony Boor
317-707-2355